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FOR IMMEDIATE RELEASE

January 3, 2008

Michael J. Dee
President
Patapsco Bancorp, Inc.
(410) 285-1010

Dallas R. Arthur
President
Bradford Bancorp, Inc.
(410) 372-1480

           PATAPSCO BANCORP, INC. AND BRADFORD BANCORP, INC. ANNOUNCE
                     MUTUAL TERMINATION OF MERGER AGREEMENT

      Dundalk and Baltimore, Maryland - Patapsco Bancorp, Inc. (OTCBB: PATD) and Bradford Bancorp, Inc. announced today that they have mutually terminated the Agreement and Plan of Merger that the parties previously executed on March 19, 2007. Pursuant to the termination agreement, Bradford Mid-Tier Company has agreed to pay Patapsco Bancorp a termination fee of $2.0 million payable in the form of a promissory note. The promissory note matures on December 31, 2008 and provides for interest equal to the prime rate plus one percent. On August 1, 2008, this rate will increase to the prime rate plus three percent. The termination agreement also provides for a mutual release of claims in connection with the merger.

      As previously announced, Registrar and Transfer Company, the Exchange Agent for the merger, was instructed to release all Patapsco Bancorp shares which were submitted to it in connection with the cash/stock election and Bradford Bancorp determined to return all stock offering funds.

      Dallas R. Arthur, President of Bradford Bancorp and Bradford Bank, said "The downturn in the market for financial institutions negatively impacted our ability to complete the stock offering at the current valuation and pricing ratios. As a result and due to the financial structure of the transaction, we had to significantly reduce the merger consideration in order to obtain a valuation for the stock which would be saleable to investors. While we are disappointed that we could not agree on revised merger terms and complete our partnership with Patapsco Bancorp, we look forward to continuing to expand our franchise through other growth opportunities. In 2007, we acquired Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association and Senator Bank and, continuing this growth, we expect to open two new branches in White Marsh and Aberdeen, Maryland, in 2008."

      According to Patapsco Bancorp's Chairman of the Board, Thomas P. O'Neill, "based on the advice of our two financial advisors as well as our own investigation, the Board was forced to conclude that it was highly unlikely that Bradford would be able to successfully complete its stock offering - which is a condition to the merger - by the March 19, 2008 termination date at the $23 per share merger price specified in the merger agreement. Furthermore, after

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extensive review, we concluded that the revised proposal submitted by Bradford was not sufficient to compensate our stockholders for the risk they would incur if we continued to pursue a transaction contingent on a stock offering in today's difficult bank stock market. As a result, we concluded that it would be in the best interests of our stockholders to negotiate the termination of the merger agreement. By taking this action, we were able to obtain, among other things, a new interest earning asset and a release from the limitations on our operations contained in the merger agreement."

      Mr. O'Neill added that "it is the intention of this Board of Directors to continue to manage Patapsco Bancorp in the same manner we always have - in the best interests of our stockholders."

ABOUT THE COMPANIES

      Bradford Bancorp was organized to become the holding company for Bradford Bank, a federally chartered savings bank headquartered in Baltimore, Maryland, upon completion of the mutual-to-stock conversion and stock offering. Bradford Bank MHC is currently the mutual holding company parent for Bradford Bank. Bradford Bank currently operates out of its headquarters and nine full-service offices in the greater Baltimore metropolitan area. As of September 30, 2007, Bradford Bank MHC had total consolidated assets of $578.5 million, total deposits of $457.0 million and total retained earnings of $42.4 million.

      Patapsco Bancorp is the parent company of The Patapsco Bank, a Maryland chartered commercial bank, headquartered in Dundalk, Maryland. Patapsco Bank operates five full-service offices in the greater Baltimore metropolitan area. As of September 30, 2007, Patapsco Bancorp had total consolidated assets of $257.4 million, total deposits of $189.7 million and total stockholders' equity of $18.5 million.

FORWARD-LOOKING STATEMENTS

      This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Bradford Bancorp and Patapsco Bancorp do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.